UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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THE PANTRY, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP
JCP DRAWDOWN PARTNERSHIP, LP
JCP INVESTMENT PARTNERS, LP
JCP INVESTMENT HOLDINGS, LLC
JCP INVESTMENT MANAGEMENT, LLC
JAMES C. PAPPAS
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
TODD E. DIENER
JOSHUA E. SCHECHTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Concerned Pantry Shareholders” or “CPS”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of CPS’s slate of three highly-qualified director nominees to the Board of Directors of The Pantry, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On January 26, 2014, CSP Daily News published the following article:

Proxy Wars at The Pantry

Dissident group mounts battle for the board

CARY, N.C. -- “Needless to say, shareholders don’t launch a proxy content without having a strategy in place.”

That’s the message from John Glenn Grau, president of InvestorCom Inc., who is serving as investor contact for a dissident group of shareholders aiming to place three candidates on The Pantry’s board of directors.

Speaking in an exclusive interview with CSP Daily News on behalf of the group called Concerned Pantry Shareholders (CPS), which represents approximately 2% of total shares at the publicly traded convenience store chain, Grau said the shareholders are prepared to take their fight to the company’s 2014 annual meeting of stockholders slated for next month.

“Our primary issues are more at the board level … that we need a qualified board to direct management,” he said.

As Grau was describing ongoing challenges at the 1,500-plus Southeastern c-store chain, The Pantry management late last week filed an amended 10-K/A to the U.S. Securities & Exchange Commission (SEC). In it, the company delivered an executive performance summary that affirms findings reportedly exclusively by CSP Daily News last week that the company’s fuel sales continue to slide and in-store transactions are up slightly. Specifically:

•	Comparable store merchandise revenue increased 0.9% and increased 3%, excluding cigarettes.

•
Fuel gross profit was $199.3 million, compared to $210.3 million a year ago. Retail fuel margin per gallon was flat at $0.115. Compared to the prior year, comparable-store fuel gallons sold declined 4.8%.

•	Adjusted EBITDA was $202.4 million, down from $210.1 million a year ago.

“While our financial results did not meet our expectations, we continued to make investments to support our future growth,” management stated in the SEC filing. “We remodeled 72 stores to provide new product offerings and a better shopping experience. We rebuilt three stores and opened four new stores. We continued to expand our quick-service restaurant business with 15 store openings. While it is still early, overall we are pleased with the results of these investments.”

The company also noted it has bolstered the leadership front, citing the hires of B. Clyde Preslar as CFO, P. Joseph Venezia, as senior vice president of operations, and Boris Zelmanovich as chief merchandising officer.

Critics at The Pantry, however, tell CSP Daily News, that the leadership has failed to hire someone within the convenience channel to an executive position. Grocery industry veteran Dennis Hatchell was named president and CEO of The Pantry effective March 2012. He succeeded Edwin Holman, who had served as interim CEO since Terrance Marks resigned as CEO effective in Oct. 2011. Holman remained in his position as chairman. Hatchell previously served as vice chairman of Alex Lee Inc., Hickory, N.C., a holding company for Lowe’s Food Stores Inc., Merchants Distributors Inc. and Institution Food House.

Board Battles

Meanwhile, as The Pantry faces increased competition from Sheetz, RaceTrac, Mapco and Wawa, among others, the dissident group is targeting an aging board of directors. CPS has nominated three candidates:

•	Todd Diener, former executive office at Brinker International Inc, where he most recently was president of Chili’s Grill & Bar.

•	James Pappas, managing member of JCP Investment Management LLC and current Board Chairman of Morgan’s Foods that is aligned to KFC, Taco Bell and Pizza Hut Express.

•	Joshua Schechter, director of Alderans Co., which is tied to a hair-related business.

To date, The Pantry’s board is composed of 10 members, all of whom, with the exception of William Finnegan, are in their 60s or 70s.

The board consists of:

•	Edwin J. Holman, 67, 2005 Chairman of the Board.

•	Robert F. Bernstock, 63, 2005 Director.

•	Paul L. Brunswick, 74, 2003 Director.

•	Wilfred A. Finnegan, 55, 2006 Director.

•	Kathleen Guion, 62, 2013 Director.

•	Dennis G. Hatchell, 64, 2012 Director.

•	Terry L. McElroy, 65, 2006 Director.

•	Mark D. Miles, 60, 2006 Director.

•	Bryan E. Monkhouse, 69, 2004 Director.

•	Thomas M. Murnane, 66, 2002 Director.

CSP Daily News has confirmed that at least two directors, including Brunswick, plan to step down.

“We don’t know what The Pantry is planning to do in regards to openings on the board,” Grau said. “We don’t know if The Pantry is going to fill the two openings, fill one or consider something else. At the moment, however, we are comfortable presenting three members to serve on the [new] board.”

Source: CSP Daily News.  CSP Daily News is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Pantry Shareholders and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of three highly-qualified director nominees at the 2014 annual meeting of shareholders of The Pantry, Inc., a Delaware corporation (the “Company”).

CONCERNED PANTRY SHAREHOLDERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Drawdown Partnership, LP (“JCP Drawdown”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas, Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Todd E. Diener and Joshua E. Schechter (collectively, the “Participants”).

As of the date hereof, JCP Partnership directly owned 226,865 shares of Common Stock, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  As of the date hereof, JCP Drawdown directly owned 50,000 shares of Common Stock. JCP Partners, as the general partner of each of JCP Partnership and JCP Drawdown, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  JCP Management, as the investment manager of each of JCP Partnership and JCP Drawdown, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof. As of the date hereof, Lone Star Value Investors beneficially owned 189,483 shares of Common Stock.  Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 189,483 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 189,483 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the aggregate of 189,483 shares of Common Stock beneficially owned by Lone Star Value Investors.  As of the date hereof, Mr. Schechter directly owns 9,838 shares of Common Stock.  As of the date hereof, Mr. Diener does not beneficially own any shares of Common Stock.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11